Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northern Trust Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 No. 333-105423 and on Form S-8 Nos. 333-86418, 333-84085, 333-52623 and 333-58784 of Northern Trust Corporation of our report dated February 14, 2005, with respect to the consolidated balance sheets of Northern Trust Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 8-K of Northern Trust Corporation dated February 22, 2005.

/s/ KPMG LLP

Chicago, Illinois

February 22, 2005

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